UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

September 25, 2008

Date of Report (Date of earliest event reported)

SERVICE BANCORP, INC.

(Exact name of registrant as specified in its charter)

Massachusetts	0-24935	04-3430806
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

81 Main Street, Medway, Massachusetts	02053
(Address of principal executive offices)	(Zip Code)

1-888-578-7282

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On September 25, 2008, Service Bancorp, Inc. issued a press release announcing the appointment of Edward A. Hjerpe, III as the Interim Chief Executive Officer of Service Bancorp, MHC, Service Bancorp, Inc., Strata Bank (together, the “Companies”). Mr. Hjerpe is 49 years old. A copy of the press release announcing Mr. Hjerpe’s appointment is filed as Exhibit 99.1 to this report and is incorporated by reference herein.

The terms of Mr. Hjerpe’s engagement and his compensation arrangements have been memorialized in an Employment and Consulting Agreement by and among Mr. Hjerpe and the Companies. Mr. Hjerpe will receive cash compensation at the rate of $40,000 per month. Mr. Hjerpe will also receive a restricted stock award of 10,000 shares of Service Bancorp, Inc. common stock, that will vest in twenty-four monthly installments and, under additional circumstances, may receive an additional restricted stock award of 2,000 shares of Service Bancorp, Inc. common stock that would also vest in twenty-four monthly installments.

Mr. Hjerpe’s employment will be terminable on 15 days prior written notice by the Companies or thirty days prior written notice by Mr. Hjerpe. The Employment and Consulting Agreement provides that Mr. Hjerpe will be entitled to receive a severance payment of $20,000, if he is terminated without “cause” as defined in the Employment and Consulting Agreement.

Mr. Hjerpe’s business experience from 1988 to 2007 is described in the press release filed as Exhibit 99.1 to this Report. From 2007 through his appointment as Interim Chief Executive Officer, Mr. Hjerpe has served as a consultant to various companies that are not affiliated with the Companies. The Employment and Consulting Agreement permits Mr. Hjerpe to continue to provide such consulting services and provides that any compensation he receives as part of those engagements will reduce his compensation under the Employment and Consulting Agreement.

Item 9.01 Financial Statements and Exhibits.

(a)	Financial Statements of Business Acquired.

Not applicable

(b)	Pro Forma Financial Information.

Not applicable

(c)	Shell Company Transactions.

Not applicable

(d)	Exhibits.

99.1	Press Release dated September 25, 2008.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SERVICE BANCORP, INC.

By:	/s/ Mark L. Abbate
Mark L. Abbate
Executive Vice President and Chief Financial Officer

Date: September 25, 2008

EXHIBIT INDEX

99.1	Press Release, dated September 25, 2008